Image Entertainment, Inc.
Chatsworth, California


Re:  Unaudited Financial Information


We acknowledge our awareness of the use herein of our report dated October 30, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                /s/ KPMG Peat Marwick LLP

Los Angeles, California
December 15, 1998
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